Exhibit 99.1

Kopin Corporation Reports Financial Results for the Fourth Quarter and Full Year 2024

Full year 2024 revenue of $50.3 million was a 24.6% increase compared to full year 2023; 4Q24 revenue increased 71% compared to 4Q23

Expects revenue between $52 to $55 million in 2025

WESTBOROUGH, MA, April 17, 2025 – Kopin Corporation (Nasdaq: KOPN), a leading provider of application-specific optical solutions for defense, enterprise, industrial, and consumer products, today reported financial results for the fourth quarter and full fiscal year ended December 28, 2024.

Company Highlights

●	2024 revenue increased 24.6% to $50.3 million compared to $40.4 million in 2023
●	2024 product gross margin increased due to unit volume and fixed cost absorption
●	2024 bookings were a record at $46 million
●	Expect 2025 revenue between $52 to $55 million
●	ONE Kopin initiative was launched to reduce redundancies and direct resources to European and Southeast Asian defense opportunities

“We experienced significant growth in 2024 which we believe affirms our strategic transformation and focus on defense industries and technologies,” said Michael Murray, Kopin’s Chief Executive Officer. “Demand for microdisplays, optics and application-specific optical solutions continues to increase is the defense, medical and industrial markets.

“We start 2025 with a strong order book and a pipeline of revenue opportunities that should benefit the company over several years. Despite macroeconomic and geopolitical uncertainties, our recently announced orders provide us with confidence to deliver revenue between $52 to $55 million in 2025. To support this increased demand and our profitability goals, we have embarked on an aggressive and ambitious, companywide automation plan to increase capacity, throughput, and efficiencies in our Westborough facility to allow for higher throughput, greater accuracy and less human interaction which can cause molecular debris in our assemblies. We believe this increased automation will also increase our gross margins as we become more efficient while reducing quality defects throughout our process.”

Mr. Murray concluded: “Our ONE Kopin initiative has continued to improve manufacturing efficiencies, reduce redundancies and integrate markets to better serve European and Southeast Asian defense markets. As geo-political risks continue to remain elevated, we believe we are well positioned to offer application-specific solutions for a variety of defense needs.”

Fourth Quarter Financial Results

Total revenues for the fourth quarter ended December 28, 2024, were $14.6 million, compared to $8.6 million for the fourth quarter ended December 30, 2023. Product revenues for the fourth quarter ended December 28, 2024, were $12.6 million, compared to $6.8 million for the fourth quarter ended December 30, 2023. The increase in product revenues was a result of an increase in sales of product for thermal weapon sights partially offset by a decline in sales of products for pilot helmets. In the fourth quarter of 2023, we shut down manufacturing for a limited period of time which negatively impact sales in the year over year comparison.

Cost of Product Revenues for the fourth quarter of 2024 was $10.6 million, or 84% of net product revenues, compared with $7.2 million, or 106% of net product revenues, for the fourth quarter of 2023.

R&D expenses for the fourth quarter of 2024 were $3.1 million compared to $2.2 million for the fourth quarter of 2023. The increase in R&D expense is attributable to an increase in funded research and development expense and internal research and development expenses. Internal research and development expense increased due to transitioning to European organic light emitting diode foundry services.

SG&A expenses were $3.1 million for the fourth quarter of 2024, compared to $5.9 million for the fourth quarter of 2023. The decrease was primarily due to a decrease in legal expenses related to litigation.

Net Loss Attributable to Kopin for the fourth quarter of 2024 was ($1.9) million, or ($0.01) per share, compared with Net Loss Attributable to Kopin of ($6.5) million, or ($0.06) per share, for the fourth quarter of 2023.

Full Year 2024 Financial Results

Total revenues for the year ended December 28, 2024, were $50.3 million, compared to $40.4 million for the year ended December 30, 2023. Product revenues for the year ended December 28, 2024, were $43.6 million, compared to $25.9 million for the year ended December 30, 2023. The increase in Product Revenues was primarily due to an increase in shipments of our products for thermal weapon sight applications that was partially offset by a decrease in sales of our products for defense pilot helmets. R&D revenues decreased in 2024 as compared to 2023 primarily due to decreased funding for display technology, armored vehicle targeting systems and other weapon system development for U.S. defense programs, and medical headset development.

Cost of Product Revenues for 2024 was $36.2 million, or 83% of net product revenues, compared with $25.0 million, or 96% of net product revenues in the prior year. Cost of product revenues decreased as a percentage of revenues in 2024 as compared to 2023 primarily due to increased unit volume of thermal weapon sights from higher sales in 2024 as compared to 2023 which resulted in a lower fixed overhead cost per unit. The margin improvement from thermal weapon sights was partially offset by lower margin contribution from industrial and training and simulation revenues due to their decline in sales.

R&D expenses for 2024 were $9.6 million compared to $10.8 million for 2023, a 11% decrease year over year. The decrease in R&D expense as compared to the prior year was primarily due to the completion of contracts for defense programs awarded prior to 2024. Internal R&D expense for 2024 increased as compared to the prior year primarily due to increases in display development costs and costs incurred to establish European foundry services.

Selling, General and Administration (SG&A) expenses were $22.8 million for 2024, compared to $21.8 million for 2023. SG&A for 2024 increased as compared to 2023 primarily due to an increase of approximately $1.4 million in legal and professional fees and $0.2 million in excise taxes, partially offset by $0.4 million lower bad debt expense and $0.2 million decrease in non-cash stock-based compensation.

Net Loss Attributable to Kopin Corporation for the year 2024 was $43.9 million, or $0.33 per share, compared with Net Loss Attributable to Kopin Corporation of $19.7 million, or $0.18 per share, for the year 2023.

Net Cash Used in Operating Activities for 2024 was approximately $14.2 million. Kopin’s cash and equivalents and marketable securities were approximately $36.6 million at December 28, 2024 as compared to $17.9 million at December 30, 2023.

Readers should refer to the Form 10-K for the fiscal year ended December 28, 2024, for important risk factors.

Earnings Call and Webcast

Kopin management will host the conference call, followed by a question and answer session.

Date: Thursday, April 17, 2025

Time: 8:30 AM Eastern Time (5:30 AM Pacific Time)

U.S. dial-in number: 800-245-3047

International number: 203-518-9765

Conference ID: KOPIN

Webcast: 4Q24 Webcast Link

The Company will also provide a link at https://www.kopin.com/investors/ for those who wish to stream the call via webcast. Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through May 1, 2025.

Toll-free replay number: 844-512-2921

International replay number: 412-317-6671

Replay passcode: 11158949

About Kopin

Kopin Corporation is a leading developer and provider of innovative display and optical technologies sold as critical components and subassemblies for defense, industrial and consumer products. Kopin’s technology portfolio includes ultra-small Active-Matrix Liquid Crystal displays (AMLCD), Liquid Crystal on Silicon (LCOS) displays and Organic Light Emitting Diode (OLED) displays, a variety of optics, and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com. Kopin is a trademark of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. These forward-looking statements may include statements with respect to our projected increase in demand for our thermal weapons displays; and our belief that there are opportunities for additional follow-on orders and several new customer development orders which we expect to receive soon. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements, including without limitation our ability to produce thermal weapons displays in adequate quantities to meet projected demand, the outcome of any litigation and other factors beyond our control. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K for the fiscal year ended December 28, 2024, or as updated from time to time our Securities and Exchange Commission filings.

Contact Information

Kopin Corporation

Richard Sneider

Treasurer and Chief Financial Officer

rsneider@kopin.com

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

KOPN@mzgroup.us

+561 489 5315